As filed with the Securities and Exchange Commission on April 19, 2006
Registration No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
BANCORPSOUTH, INC.
(Exact name of registrant as specified in its charter)

Mississippi	64-0659571
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
(Address of Principal Executive Offices)

BancorpSouth, Inc. Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan
(Full Title of the Plan)

Aubrey B. Patterson
Chairman and Chief Executive Officer
BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
(Name and Address of Agent For Service)
(662) 680-2000
(Telephone Number, Including Area Code, of Agent For Service)
Copy to:
E. Marlee Mitchell, Esq.
Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219-1760
(615) 244-6380

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered	per share	price	registration fee
Common stock, par value $2.50 per share (1), (2)	1,000,000 (3)	$ 23.76(4)	$23,760,000	$2,542.32

(1)	Includes associated preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that became issuable under the employee benefit plan described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(3)	In addition, pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(4)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices reported on April 12, 2006, as reported on the New York Stock Exchange.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is intended to supersede and replace BancorpSouth’s Registration Statement (No. 2-88488) on Form S-8 filed on December 21, 1983. This Registration Statement contains a Reoffer Prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with General Instruction C to Form S-8). The Reoffer Prospectus may be used for reoffers and resales of up to 1,000,000 shares acquired pursuant to the BancorpSouth, Inc. Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan by selling shareholders, each of which may be deemed an “affiliate” (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) of BancorpSouth (the “Company”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants of the BancorpSouth, Inc. Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS
1,000,000 Shares
Common Stock

     This Prospectus relates to the reoffer and resale by certain selling shareholders of BancorpSouth, Inc. (referred to as “we” and “our” in this Prospectus) of up to 1,000,000 shares of our common stock that may be distributed to the selling shareholders from the BancorpSouth, Inc. Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan, referred to as the Employee Stock Ownership Plan in this Prospectus.
     This Prospectus may only be used if a supplement is attached which contains the names of the selling shareholders and the amount of shares of our common stock to be reoffered by them.
     We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We will bear all expenses incurred in connection with the registration of the shares being offered by the selling shareholders, except that the selling shareholders shall be responsible for all underwriting discounts and selling commissions, fees and expenses of counsel and other advisors to the selling shareholders, transfer taxes and related charges in connection with the offer and sale of these shares.
     Our common stock is listed on the New York Stock Exchange under the symbol “BXS.”
     You should carefully consider the risk factors which are incorporated by reference into this Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of our common stock to be issued under this Prospectus or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Shares of our common stock are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is April 19, 2006.

THE COMPANY
     BancorpSouth, Inc. is a Mississippi corporation and a financial holding company with commercial banking and financial services operations in Alabama, Arkansas, Louisiana, Mississippi, Tennessee and Texas. Our principal subsidiary is BancorpSouth Bank. We conduct a general commercial banking and trust business through BancorpSouth Bank, which has its principal office in Tupelo, Lee County, Mississippi, and operates offices in Alabama, Arkansas, Louisiana, Mississippi, Tennessee and Texas. BancorpSouth Bank has grown through the acquisition of other banks, the purchase of assets from federal regulators and through the opening of new branches and offices.
     Our lending activities include both commercial and consumer loans. Loan originations are derived from a number of sources including real estate broker referrals, mortgage loan companies, direct solicitation by its loan officers, existing savers and borrowers, builders, attorneys, walk-in customers and, in some instances, other lenders. We have established disciplined and systematic procedures for approving and monitoring loans that vary depending on the size and nature of the loan.
     We offer a variety of services through the trust department of BancorpSouth Bank, including personal trust and estate services, certain employee benefit accounts and plans, including individual retirement accounts, and limited corporate trust functions.
     We provide, through our subsidiaries, a range of financial services to individuals and small-to-medium size businesses. BancorpSouth Bank operates investment services, credit insurance and insurance agency subsidiaries which engage in investment brokerage services, credit insurance sales and sales of other insurance products.
     Our principal office is located at One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804 and our telephone number is (662) 680-2000.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

SELLING SHAREHOLDERS
     The issuance of 1,000,000 shares of our common stock under the Employee Stock Ownership Plan has been registered under the Securities Act of 1933, as amended (the “Securities Act”) by a registration statement on Form S-8. This Prospectus is to be used in connection with any resales of our common stock acquired under the Employee Stock Ownership Plan by persons who may be considered our “affiliates” within the meaning of the Securities Act.
     At the date of this Prospectus, we do not know the names of persons who intend to resell shares of our common stock distributed under the Employee Stock Ownership Plan. The selling shareholders will be our executive officers who have received, or may receive, distributions of shares of our common stock under the Employee Stock Ownership Plan. Each of these persons may be considered our “affiliate” within the meaning of the Securities Act. We will supplement this Prospectus with the names of the selling shareholders and the number of shares of our common stock to be reoffered by them as that information becomes known.
PLAN OF DISTRIBUTION
     The shares may be offered by the selling shareholders from time to time in transactions through the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through the writing of options on the shares or a combination of these methods of sale, at prices related to prevailing market prices or at negotiated prices. The selling shareholders may effect these transactions by selling the shares to or through broker-dealers and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchaser of the shares for which such broker-dealers may act as agent or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might be in excess of customary commissions.
     There is no assurance that any of the selling shareholders will sell any or all of the shares of our common stock offered under this Prospectus.
     We have agreed to pay all expenses incurred in connection with the registration of the shares of our common stock offered under this Prospectus, except that the selling shareholders shall be responsible for all underwriting discounts and selling commissions, fees and expenses of counsel and other advisors to the selling shareholders, transfer taxes and related charges in connection with the offer and sale of these shares.
AVAILABLE INFORMATION
     We have filed with the Securities and Exchange Commission under the Securities Act of 1933 a registration statement on Form S-8 that registers the distribution of the shares of our common stock to be issued to the selling shareholders under the Employee Stock Ownership Plan. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us, the Employee Stock Ownership Plan and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this Prospectus.
     In addition, we file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any document we file with the Securities and Exchange Commission at its Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.
     The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like us, which file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.
     You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The Securities and Exchange Commission allows us to “incorporate by reference” information into this Prospectus from documents that we have previously filed with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by other information that is set forth directly in this document.
     This Prospectus incorporates by reference the following documents with respect to us (file number: 1-12991):
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our Current Report on Form 8-K dated January 23, 2006;

•	The description of our common stock contained in our Registration Statement on Form 8-A dated May 14, 1997;

•	The description of our common stock purchase rights contained in our Registration Statement on Form 8-A dated May 14, 1997; and

•	The description of amendments to our common stock purchase rights contained in an amended Registration Statement on Form 8-A/A dated as of March 28, 2001.
     We incorporate by reference additional documents that we will file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this Prospectus and the termination date of the Employee Stock Ownership Plan. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.
     You can obtain copies of the documents incorporated by reference in this Prospectus with respect to us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus, by requesting them in writing or by telephone from us at the following:
BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
(662) 680-2000
Attention: Corporate Secretary
     You can also obtain copies of these documents free of charge though our web site (www.bancorpsouthonline.com), from the Securities and Exchange Commission through its web site or at the address described in the section captioned “AVAILABLE INFORMATION” above.

     You should rely only on the information contained in or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from the information in this document. This Prospectus is dated April 19, 2006. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the delivery of this Prospectus nor the distribution of our common stock under the Employee Stock Ownership Plan shall create any implication to the contrary.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company with the Securities and Exchange Commission under the Exchange Act, are incorporated herein by reference:
     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;
     (b) The Company’s Current Report on Form 8-K dated January 23, 2006;
     (c) The Company’s Annual Report for the BancorpSouth, Inc. Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan on Form 11-K for the year ended December 31, 2004, and amended on Form 11-K/A dated July 6, 2005;
     (d) The description of BancorpSouth common stock contained in BancorpSouth’s Registration Statement on Form 8-A dated May 14, 1997;
     (e) The description of BancorpSouth common stock purchase rights contained in BancorpSouth’s Registration Statement on Form 8-A dated May 14, 1997; and
     (f) The description of amendments to BancorpSouth common stock purchase rights contained in an amended Registration Statement on Form 8-A/A dated as of March 28, 2001.
     All documents filed with the Securities and Exchange Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     A. Restated Articles of Incorporation and Amended and Restated Bylaws.
     BancorpSouth’s restated articles of incorporation provide that it will indemnify, and upon request advance expenses to, any person (or his estate) who was or is a party to, or is threatened to be made a party to, any legal proceeding because he is or was a director, officer, employee or agent of BancorpSouth, or is or was serving at the request of BancorpSouth as a director, officer, partner, trustee, employee or agent of another corporation, partnership or other entity, against any liability incurred in that proceeding (a) to the full extent permitted by Section 79-4-8.51 of the Mississippi Business Corporation Act, and (b) despite the fact that such person did not meet the standard of conduct set forth in Section 79-4-8.51(a) of the Mississippi Business Corporation Act or would be disqualified for indemnification under Section 79-4-8.51(d) of the Mississippi Business Corporation Act, if a

determination is made by a person or persons enumerated in Section 79-4-8.55(b) of the Mississippi Business Corporation Act that (i) the person seeking indemnity is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, and (ii) his acts or omissions did not constitute gross negligence or willful misconduct. A request for reimbursement or advancement of expenses prior to final disposition of the proceeding must be accompanied by an undertaking to repay the advances if it is ultimately determined that he is not entitled to indemnification and he did not meet the requisite standard of conduct, but it need not be accompanied by an affirmation that the person seeking indemnity believed he has met the standard of conduct. BancorpSouth may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her.
     BancorpSouth’s amended and restated bylaws provide that it will indemnify any person who was or is a party or is threatened to be made a party to any legal proceeding (other than a derivative action for which indemnification is described below) because he is or was a director, officer, employee or agent of BancorpSouth, or is or was serving at the request of BancorpSouth as a director, officer, partner, trustee, employee or agent of another corporation, partnership or other entity, against any expenses or awards actually and reasonably incurred by such person in connection therewith to the fullest extent provided in BancorpSouth’s restated articles of incorporation and by law. BancorpSouth also will indemnify any person who was or is or is threatened to be made a party to any derivative suit with respect to BancorpSouth because that person is or was a director, officer, employee or agent of BancorpSouth, or is or was serving at the request of BancorpSouth as a director, officer, partner, trustee, employee or agent of another corporation, partnership or other entity, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action unless he is found to have breached his duty to BancorpSouth to discharge his duties in good faith and with the care which an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he reasonably believes to be in the best interests of BancorpSouth, unless, despite such finding of liability, the court determines that he is entitled to indemnity. BancorpSouth’s amended and restated bylaws also provide that BancorpSouth may (i) advance to the person seeking indemnity the expenses incurred in defending a proceeding upon receipt of an undertaking that he will repay amounts advanced unless it ultimately is determined that he is entitled to be indemnified, and (ii) purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of BancorpSouth, or is or was serving at the request of BancorpSouth as a director, officer, partner, trustee, employee or agent of another corporation, partnership or other entity, against any liability arising out of his acting as such, whether or not BancorpSouth would have the power to indemnify him against such liability under BancorpSouth’s amended and restated bylaws.
     B. Mississippi Business Corporation Act.
     In addition to the foregoing provisions of BancorpSouth’s restated articles of incorporation and amended and restated bylaws, officers and directors of BancorpSouth and its subsidiaries may be indemnified by BancorpSouth pursuant to Sections 79-4-8.50 through 79-4-8.59 of the Mississippi Business Corporation Act.
     C. Insurance.
     BancorpSouth maintains and pays premiums on an insurance policy on behalf of its officers and directors against liability asserted against or incurred by such persons in or arising from their capacity as such.
     D. Securities and Exchange Commission Policy on Indemnification.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling BancorpSouth pursuant to the foregoing provisions, BancorpSouth has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit
Number		Description of Exhibits
4.1	—	Specimen Common Stock Certificate (1)
4.2	—	Rights Agreement, dated as of April 24, 1991, including as Exhibit A the forms of Rights Certificate and of Election to Purchase and as Exhibit B the summary of Rights to Purchase Common Shares (2)
4.3	—	First Amendment to Rights Agreement, dated as of March 28, 2001 (3)
4.4	—	Amended and Restated Certificate of Trust of BancorpSouth Capital Trust I (4)
4.5	—	Second Amended and Restated Trust Agreement of BancorpSouth Capital Trust I, dated as of January 28, 2002, between BancorpSouth, Inc., The Bank of New York, The Bank of New York (Delaware) and the Administrative Trustees named therein (5)
4.6	—	Junior Subordinated Indenture, dated as of January 28, 2002, between BancorpSouth, Inc. and The Bank of New York (5)
4.7	—	Guarantee Agreement, dated as of January 28, 2002, between BancorpSouth, Inc. and The Bank of New York (5)
4.8	—	Junior Subordinated Debt Security Specimen (5)
4.9	—	Trust Preferred Security Certificate for BancorpSouth Capital Trust I (5)
4.10	—	Certain instruments defining the rights of certain holders of long-term debt securities of the Registrant are omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the SEC upon request.
5.1	—	IRS Determination Letter
23.1	—	Consent of Expert
24.1	—	Power of Attorney (included on page II-5)
99.1	—	BancorpSouth, Inc. Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan

(1)	Incorporated by reference to BancorpSouth, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1994.

(2)	Incorporated by reference to BancorpSouth, Inc.’s Registration Statement on Form 8-A, filed on April 24, 1991.

(3)	Incorporated by reference to BancorpSouth, Inc.’s Form 8-A/A, filed on March 28, 2001.

(4)	Incorporated by reference to BancorpSouth, Inc.’s Registration Statement on Form S-3, filed on November 2, 2001.

(5)	Incorporated by reference to BancorpSouth, Inc.’s Current Report on Form 8-K, filed on January 28, 2002.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on April 19, 2006.

BANCORPSOUTH, INC.
By:	/s/ Aubrey B. Patterson
Aubrey B. Patterson
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aubrey B. Patterson and L. Nash Allen, Jr., and each of them, his true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and any registration statement related to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents in full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or be in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Aubrey B. Patterson Aubrey B. Patterson	Chairman of the Board, President, Chief Executive Officer and Director (principal executive officer)	April 19, 2006
/s/ L. Nash Allen, Jr. L. Nash Allen, Jr.	Treasurer and Chief Financial Officer (principal financial and accounting officer)	April 19, 2006
/s/ Hassell H. Franklin Hassell H. Franklin	Director	April 19, 2006
/s/ W. G. Holliman, Jr. W.G. Holliman, Jr.	Director	April 19, 2006
/s/ James V. Kelley James V. Kelley	President, Chief Operating Officer and Director	April 19, 2006
/s/ Larry G. Kirk Larry G. Kirk	Director	April 19, 2006
/s/ Turner O. Lashlee Turner O. Lashlee	Director	April 19, 2006

Name	Title	Date
/s/ Guy W. Mitchell, III Guy W. Mitchell, III	Director	April 19, 2006
/s/ R. Madison Murphy R. Madison Murphy	Director	April 19, 2006
/s/ Robert C. Nolan Robert C. Nolan	Director	April 19, 2006
/s/ W. Cal Partee, Jr. W. Cal Partee, Jr.	Director	April 19, 2006
/s/ Alan W. Perry Alan W. Perry	Director	April 19, 2006
/s/ Travis E. Staub Travis E. Staub	Director	April 19, 2006
     The Plan. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on April 19, 2006.
BANCORPSOUTH, INC. AMENDED AND RESTATED SALARY
DEFERRAL-PROFIT SHARING EMPLOYEE STOCK
OWNERSHIP PLAN

By:	/s/ CATHY S. FREEMAN
Cathy S. Freeman
Member of the Retirement Plan Administration Committee